Exhibit 99.1

FOR IMMEDIATE RELEASE:	May 5, 2010

NW Natural Reports Results for the Quarter Ended March 31, 2010

Reaffirms Earnings Guidance of $2.60 to $2.75 Per Share

Financial & Operating Highlights

•	Reported earnings per share of $1.64 in the quarter on net income of $43.6 million, compared to $1.78 per share on net income of $47.4 million in the first quarter of 2009.

•	Gas storage earnings increased 23 percent to $2.5 million in 2010, compared to $2.0 million for the first quarter of 2009.

•	NW Natural ranked first in the West in the J.D. Power Gas Utility Business Customer Satisfaction Study.

•	Operations & maintenance costs decreased 10 percent in 2010 over 2009.

•	Gill Ranch gas storage construction is underway, with expected completion in 2010.

•	Reaffirmed annual earnings guidance of $2.60-$2.75 per share.

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported net income for the first quarter of 2010 of $43.6 million, compared to net income of $47.4 million in the same quarter of 2009, an 8 percent decrease. Earnings per share were $1.64 in the quarter, down 8 percent from $1.78 for the first quarter of 2009. Results in 2009 included significant gas commodity savings that didn’t repeat in the 2010 quarter, but 2010 first quarter results benefitted from a property tax refund in Oregon.

“Our first quarter results were in line with our expectations, but lower than last year’s record results, mainly because of the difference in gas cost savings,” said Gregg Kantor, NW Natural’s President and Chief Executive Officer. “We are also benefitting from the proactive efforts made last year to control our O&M costs, including reducing employee positions.”

First quarter financial and operating results

Net income and earnings per share

Consolidated results of operations produced net income of $43.6 million ($1.64 per share), compared to $47.4 million ($1.78 per share) in the first quarter of 2009. The company’s utility operations earned $40.9 million ($1.54 per share), compared to $45.3 million ($1.70 per share) in 2009. Gas storage contributed net income of $2.5 million (9 cents per share), compared to $2.0 million (8 cents per share) in the first quarter of last year. Other non-utility activities resulted in a gain in the quarter of $0.2 million (1 cent per share), compared to a negligible gain last year. General tax decreased more than $5 million due to the previously mentioned property tax refund in Oregon.

NW Natural ranks first in the West in J.D. Power study

According to the J.D. Power and Associates 2010 Gas Utility Business Customer Satisfaction Study(SM), the company ranked highest in the West region with business customers. The study ranks business customer satisfaction as measured by six factors: billing and payment; corporate citizenship; price; communications; customer service; and field service.

Customer growth

NW Natural’s customer growth rate for the trailing 12 month-period ending March 31, 2010 was 0.7 percent, with the company having more than 670,000 customers. This compared to a customer growth rate of 0.8 percent at the end of Dec. 31, 2009, and a customer growth rate of 1.2 percent at March 31, 2009.

Operational results remain on target

NW Natural’s total gas sales and transportation deliveries in the first quarter of 2010, excluding deliveries of gas stored for others, were 333 million therms, down 19 percent from 411 million therms in 2009. The decrease in usage was due mainly to weather that was 19 percent warmer than a year ago and 13 percent warmer than average. Margin from utility operations in the 2010 quarter decreased 9 percent to $125.5 million from $138.1 million, with the decrease mainly driven by lower gas cost savings of $0.2 million this year compared to $8.4 million in 2009’s first quarter.

Volumes sold to residential and commercial customers in the first quarter of 2010 were 213 million therms, down 24 percent from 282 million therms in 2009, primarily due to lower usage related to warmer weather. Residential and commercial sales revenues in the quarter totaled $249.7 million compared to $382.4 million in the first quarter of 2009. The decrease in the 2010 quarter was due to lower gas prices and lower volumes. NW Natural’s weather normalization and decoupling mechanisms in Oregon recovered $21.4 million of margin in the first quarter of 2010, compared to a negative $3.8 million margin adjustment in the first quarter of 2009.

Gas deliveries to industrial customers in the first quarter were 121 million therms, compared to 130 million therms in 2009, down 7 percent, reflecting the economic slowdown in the region. Margin was down 4 percent to $7.1 million.

NW Natural provides gas storage services to customers in the interstate and intrastate markets from its Mist gas storage field in Oregon, primarily using storage capacity that has been developed in advance of core utility customers’ requirements. Earnings from gas storage in the first quarter of 2010 were $2.5 million (9 cents per share), compared to first quarter earnings in 2009 of $2.0 million (8 cents per share). These results include income from gas storage services as well as income from a contract with an unaffiliated energy marketing company that optimizes NW Natural’s unused storage and pipeline transportation capacity when these assets are not serving the company’s core utility customers.

Utility rates in Oregon and Washington are adjusted each year to reflect changes in the expected cost of natural gas purchases. In Oregon, the annual Purchased Gas Adjustment (PGA) mechanism includes an incentive commodity cost sharing component. As previously reported, the company selected a 90-10 percent sharing of higher or lower gas costs for the 2009-10 gas contract year. Results for the first quarter of 2010 included gas cost savings of approximately $0.2 million, compared to more than $8.4 million of savings recorded in 2009’s first quarter.

Storage Business Update

The company’s underground gas storage development facility near Fresno, Calif., called Gill Ranch, began construction in January 2010. The project operates under a joint agreement with Pacific Gas & Electric. Our share of the total project cost has recently been revised due to recent weather delays, permit requirements and other cost increases and is currently estimated to be between $185 million to $205 million, up from our prior estimate of $160 million to $180 million. The company’s share of the project represents 75 percent of the total cost of the initial development, which includes an estimated 20 billion cubic feet (Bcf) of gas storage capacity and about 27 miles of gas transmission pipeline. The initial development of Gill Ranch is currently targeted to be in-service by the end of the third quarter of 2010.

The company also recently announced the next phase of storage development at the Mist field in Northwest Oregon. In order to adequately complete the studies necessary for the next storage project at Mist, we are pushing out the timeline for this expansion but will continue to move forward with planning. We believe the earliest timeframe for beginning to move forward with construction efforts is 2011 or 2012. The project’s estimated cost range, assuming no change in the overall scope, remains between $45 and $55 million.

Palomar Pipeline Update

NW Natural learned late yesterday that NorthernStar Natural Gas, the company developing the Bradwood Landing liquefied natural gas (LNG) terminal along the Columbia River, has decided to suspend work on their project, and they notified us that they intend to file for bankruptcy protection. Palomar Gas Holdings, of which NW Natural is a fifty percent owner, is evaluating the impact of NorthernStar’s decision on the development of the west segment of the Palomar project. “It’s our belief, that if an LNG terminal isn’t built in the Northwest, the east segment of the Palomar project increases in importance as a way to bring additional domestic supplies from the Rocky Mountains and western Canada, and to enhance system reliability across the region,” said Gregg Kantor.

Regulatory adjustment for taxes paid

Based on NW Natural’s regulated operations for the months ended March 31, 2010, the company recognized a $3.0 million contribution to margin for regulatory adjustment of income taxes paid. For the three months ended March 31, 2009, we recognized a margin contribution of $3.5 million.

O&M costs lower

Operations and maintenance expenses in the first quarter of 2010 was 10 percent lower than the same period last year, mainly due to lower employee-related expenses and a decrease in bad debt expense. Bad debt expense, as a percent of revenues billed, remained well below 1 percent (currently at 0.36 percent) for the 12 months ended March 31, 2010.

Income tax expense

Income taxes increased $1.2 million in the three months ended March 31, 2010 compared to 2009, primarily due to a higher corporate income tax rate in Oregon and an increase in the amortization rate for a regulatory tax asset balance. The current effective tax rate in 2010 is 40.8 percent, up from 37.8 percent for the first quarter of 2009, but the higher rate did not have a material impact on net income because of regulatory deferral and recovery mechanisms. The recent change in health care legislation did not affect NW Natural’s income tax expense for the current period because the company had not recorded tax benefits related to the federal Medicare Part D subsidy.

Property tax ruling update

As previously reported, the company has been involved in litigation with the Oregon Department of Revenue (ODOR) over whether inventories held for resale should be taxed as personal property. In January 2010, the Oregon Supreme Court ruled unanimously in the company’s favor, holding that these inventories were exempt from property tax. Under the Supreme Court ruling, the company is entitled to a total refund, including accrued interest since the 2002-03 tax years. The company received approximately $7.0 million of the $7.1 million refund as of April 30, 2010, and expects the remaining amount by the end of the second quarter. The company also recognized $1.0 million of additional O&M expense related to consulting and legal fees.

Cash flows & capital structure

Cash provided by operations in the first three months of 2010 was $74.2 million, compared to $146.9 million in 2009. The decrease is principally related to temporary differences in deferred gas costs and working capital amounts. Cash requirements for investing activities in the first quarter of 2010 totaled $57.4 million, up from $34.1 million in the first quarter of 2009, with the increase reflecting Gill Ranch development activities.

NW Natural’s capitalization at March 31, 2010, reflected 48.6 percent common equity, 42.2 percent long-term debt and 9.2 percent short-term debt, and current maturities of long-term debt. This compares with 49.6 percent common equity, 43.8 percent long-term debt and 6.6 percent short-term debt at March 31, 2009.

Outlook for 2010 reaffirmed

NW Natural today reaffirmed that it expects full-year 2010 earnings per share guidance will be in the range of $2.60 to $2.75. The company’s earnings guidance assumes normal weather conditions, continued customer growth, no significant changes in prevailing regulatory policies and no material earnings impact from the Gill Ranch storage project. The company’s outlook does not include forecasts of future gains or losses that may occur from the company’s commodity cost sharing mechanism in Oregon, since the company cannot predict future gas cost increases or decreases with reasonable certainty. The company continues to target a dividend payout ratio of 60 to 70 percent of earnings.

Dividend declaration

The Board of Directors of Northwest Natural Gas Company has declared a quarterly dividend of 41.5 cents a share on the company’s common stock. The dividends will be paid May 14, 2010, to shareholders of record on April 30, 2010. The indicated annual dividend rate is $1.66 per share.

Presentation of results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis. These amounts reflect factors that directly impact the company’s earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference call arrangements

As previously announced, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on May 5th, to review the company’s 2010 first quarter financial and operating results.

To hear the conference call live, please dial 1-800-860-2442 within the United States, and 1-412-858-4600 from international locations. For Canada, please dial 1-866-605-3852. The pass code is 439639#.

To access the replay recording, please call 1-877-344-7529 and enter the conference identification pass code (439639 #). To hear the replay from all international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com or through www.InvestorCalendar.com.

Forward-Looking statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, estimated project expansion, project costs and completion dates, commodity costs, financial positions, customer growth, customer rates, depreciation rates, workforce levels or job creation, performance, regulatory actions, litigation, earnings expectations, expected dividend payout ratios, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors”, and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, and Part II, Item 1A, “Risk Factors”, in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves about 670,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has more than $2.4 billion in total assets, which includes about 16 Bcf of underground gas storage capacity within its service territory at Mist, Ore. NW Natural has increased its dividends paid on common stock for 54 consecutive years. The company is presently building a 20 Bcf underground gas storage facility near Fresno, Calif., and is working on a pipeline development project in Oregon.

# # #

Contacts at NW Natural:

Investor Contact: Bob Hess, 1-800-422-4012, ext. 2388, 503-220-2388 or 503-367-2616

Bob.Hess@nwnatural.com

Or

Media Contact: Kim Heiting, 1-800-422-4012, ext. 5755 or 503-220-5755

kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	03/31/10	03/31/09	Change	% Change
Gross Operating Revenues	$286,529	$437,355	$(150,826)	(34)%
Net Income	$43,608	$47,363	$(3,755)	(8)%

Average Shares of Common Stock Outstanding	26,538	26,501	37	0%
Basic Earnings Per Share of Common Stock	$1.64	$1.79	$(0.15)	(8)%
Diluted Earnings Per Share of Common Stock	$1.64	$1.78	$(0.14)	(8)%

	Twelve Months Ended
(Thousands, except per share amounts)	03/31/10	03/31/09	Change	% Change
Gross Operating Revenues	$861,885	$1,087,516	$(225,631)	(21)%
Net Income	$71,367	$73,720	$(2,353)	(3)%

Average Shares of Common Stock Outstanding	26,520	26,461	59	0%
Basic Earnings Per Share of Common Stock	$2.69	$2.79	$(0.10)	(4)%
Diluted Earnings Per Share of Common Stock	$2.69	$2.78	$(0.09)	(3)%

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (unaudited) Thousands	March 31, 2010	March 31, 2009
Assets:
Plant and property:
Utility plant	$2,232,307	$2,158,946
Less accumulated depreciation	691,420	663,417

Utility plant - net	1,540,887	1,495,529

Non-utility property	177,227	80,689
Less accumulated depreciation and amortization	10,887	9,665

Non-utility property - net	166,340	71,024

Total plant and property	1,707,227	1,566,553

Current assets:
Cash and cash equivalents	8,839	10,341
Restricted cash	40,924	9,921
Accounts receivable	78,347	99,985
Accrued unbilled revenue	39,244	61,034
Allowance for uncollectible accounts	(3,999)	(4,948)
Regulatory assets - current	55,872	124,085
Fair value of non-trading derivatives	450	4,798
Inventories:
Gas	61,918	82,182
Materials and supplies	9,235	9,846
Income taxes receivable	—	1,804
Prepayments and other current assets	15,481	16,418

Total current assets	306,311	415,466

Investments, deferred charges and other assets:
Regulatory liabilities - non-current	331,962	284,166
Fair value of non-trading derivatives	5	189
Other investments	67,558	68,302
Other	15,970	17,691

Total investments, deferred charges and other assets	415,495	370,348

Total assets	$2,429,033	$2,352,367

Capitalization and liabilities:
Capitalization:
Common stock	$338,012	$335,261
Earnings invested in the business	361,310	332,900
Accumulated other comprehensive income (loss)	(5,870)	(4,323)

Total common stock equity	693,452	663,838
Long-term debt	601,700	587,000

Total capitalization	1,295,152	1,250,838

Current liabilities:
Short-term debt	96,000	88,600
Long-term debt due within one year	35,000	—
Accounts payable	93,534	93,304
Taxes accrued	27,325	14,224
Interest accrued	12,232	11,215
Regulatory liabilities - current	36,032	46,475
Fair value of non-trading derivatives	39,365	107,461
Other current and accrued liabilities	36,060	41,414

Total current liabilities	375,548	402,693

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	311,691	267,827
Regulatory liabilities - non-current	247,517	239,561
Pension and other postretirement benefit liabilities	118,848	140,318
Fair value of non-trading derivatives	18,637	15,387
Other	61,640	35,743

Total deferred credits and other liabilities	758,333	698,836

Total capitalization and liabilities	$2,429,033	$2,352,367

NORTHWEST NATURAL GAS COMPANY
Consolidated Statements of Cash Flows (unaudited) Thousands (three months ended March 31)	March 31, 2010	March 31, 2009
Operating activities:
Net income	$43,608	$47,363
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	15,901	15,522
Deferred income taxes and investment tax credits	11,517	9,848
Undistributed gains from equity investments	(356)	(288)
Deferred gas costs - net	(15,428)	33,974
Contributions to company’s qualified defined benefit pension plans	(10,000)	—
Non-cash expenses related to qualified defined benefit pension plans	2,001	2,490
Deferred environmental expenditures	(3,632)	(2,669)
Settlement of interest rate hedge	—	(10,096)
Deferred regulatory costs and other	(2,431)	(16,101)
Changes in working capital:
Accounts receivable and accrued unbilled revenue - net	31,951	25,837
Inventories of gas, materials and supplies	9,804	4,039
Income taxes receivable	—	19,007
Prepayments and other current assets	5,821	3,677
Accounts payable	(24,882)	(928)
Accrued interest and taxes	13,085	10,199
Other current and accrued liabilities	(2,803)	5,013

Cash provided by operating activities	74,156	146,887

Investing activities:
Investment in utility plant	(17,011)	(21,641)
Investment in non-utility property	(35,763)	(6,171)
Net proceeds from (contributions to) non-utility equity investments	—	(900)
Increase in restricted cash	(5,381)	(5,802)
Other	782	439

Cash used in investing activities	(57,373)	(34,075)

Financing activities:
Common stock issued (purchased), net of expenses	566	(1,184)
Long-term debt issued	—	75,000
Change in short-term debt - net	(6,000)	(172,251)
Cash dividend payments on common stock	(11,011)	(10,468)
Other	69	(484)

Cash used in financing activities	(16,376)	(109,387)

Increase in cash and cash equivalents	407	3,425
Cash and cash equivalents - beginning of period	8,432	6,916

Cash and cash equivalents - end of period	$8,839	$10,341

Supplemental disclosure of cash flow information:
Interest paid	$3,325	$816
Income taxes paid	$9,000	$—

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

First Quarter - 2010

	3 Months Ended March 31,			12 Months Ended March 31,
(Thousands, except per share amounts)	2010	2009	% Change	2010	2009	% Change
Gross Operating Revenues	$286,529	$437,355	(34)%	$861,885	$1,087,516	(21)%
Cost of Sales	148,561	284,174	(48)%	475,555	694,822	(32)%
Revenue Taxes	7,042	10,542	(33)%	21,156	26,263	(19)%

Net Operating Revenues	130,926	142,639	(8)%	365,174	366,431	—

Operating Expenses:
O&M	30,666	33,955	(10)%	123,815	118,857	4%
General Taxes	3,249	8,491	(62)%	23,011	27,017	(15)%
D&A	15,901	15,522	2%	63,193	69,976	(10)%

Total Operating Expenses	49,816	57,968	(14)%	210,019	215,850	(3)%

Income from Operations	81,110	84,671	(4)%	155,155	150,581	3%
Other Income and Expense - net	3,023	890	240%	5,847	4,463	31%
Interest Charges - net of amounts capitalized	10,489	9,370	12%	41,756	37,519	11%
Income Tax Expense	30,036	28,828	4%	47,879	43,805	9%

Net Income	$43,608	$47,363	(8)%	$71,367	$73,720	(3)%

Common Shares Outstanding:
Average for Period - basic	26,538	26,501		26,520	26,461
Average for Period - diluted	26,601	26,597		26,574	26,558
End of Period	26,564	26,504		26,564	26,504

Earnings per Share:
Basic	$1.64	$1.79	(8)%	$2.69	$2.79	(4)%
Diluted	$1.64	$1.78		$2.69	$2.78

Dividends Paid Per Share	$0.415	$0.395		$1.62	$1.54
Book Value Per Share - end of period	$26.10	$25.05		$26.10	$25.05
Market Closing Price - end of period	$46.60	$43.42		$46.60	$43.42

Balance Sheet Data - end of period:
Total Assets	$2,429,033	$2,352,367		$2,429,033	$2,352,367
Common Stock Equity	$693,452	$663,838		$693,452	$663,838
Long-Term Debt (including amounts due in one year)	$636,700	$587,000		$636,700	$587,000

Operating Statistics:
Total Customers - end of period	670,329	665,387.7%		670,329	665,387.7%

Gas Deliveries (therms)
Res. & Comm. Customers	212,716	281,506		599,670	686,500
Industrial Firm	10,153	12,037		37,563	44,835
Industrial Interruptible	16,324	22,899		65,950	84,341
Transportation	94,210	94,868		350,275	407,109

Total	333,403	411,310		1,053,458	1,222,785

Gas Revenues
Res. & Comm. Customers	$249,684	$382,407		$715,818	$907,543
Industrial Firm	8,618	13,704		36,321	46,461
Industrial Interruptible	10,381	21,939		50,558	71,236
Transportation	3,355	3,324		13,666	13,931
Regulatory adjustment for income taxes	2,984	3,513		5,355	4,218
Other Revenues	6,041	7,913		19,294	25,941

Total	$281,063	$432,800		$841,012	$1,069,330

Cost of Gas Sold - Utility	$148,548	$284,164		$475,472	$694,756
Revenue Taxes	$7,042	$10,542		$21,156	$26,263
Net Operating Revenues (Utility Margin)	$125,473	$138,094		$344,384	$348,311

Degree Days
Average (25-year average)	1,866	1,866		4,265	4,266
Actual	1,627	2,021		3,989	4,617
Colder (warmer) than Average	(13)%	8%		(6)%	8%